As filed with the Securities and Exchange Commission on September 22, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sterling Check Corp.

(Exact name of registrant as specified in its charter)

Delaware	37-1784336
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 State Street Plaza 24th Floor New York, New York	10004
(Address of Principal Executive Offices)	(Zip Code)

Sterling Check Corp. 2021 Omnibus Incentive Plan

Sterling Check Corp. Employee Stock Purchase Plan

Sterling Ultimate Parent Corp. 2015 Long-Term Equity Incentive Plan

(Full title of the plans)

Joshua Peirez

Chief Executive Officer

Sterling Check Corp.

1 State Street Plaza

24th Floor

New York, New York 10004

1 (800) 853-3228

(Name and address of agent for service)

1 (800) 853-3228

(Telephone number, including area code, of agent for service)

With copies to:

Daniel J. Bursky, Esq.

Andrew B. Barkan, Esq.

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

(212) 859-8000

and

Steven L. Barnett

Executive Vice President, Secretary

and Chief Legal & Risk Officer

1 State Street Plaza

24th Floor

New York, New York 10004

1 (800) 853-3228

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.01 per share (1) (2)	9,433,000	$22.00 (5)	$207,526,000 (5)	$22,642
Common stock, par value $0.01 per share (2) (3)	1,886,000	$22.00 (5)	$41,492,000 (5)	$4,527
Common stock, par value $0.01 per share (2) (4)	9,547,808	$9.73 (6)	$92,900,172 (6)	$10,136

(1)

Covers shares of common stock, par value $0.01 per share (the “Common Stock”), of Sterling Check Corp. (the “Registrant”) issuable under the Sterling Check Corp. 2021 Omnibus Incentive Plan (the “2021 Omnibus Plan”).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock which may be offered and issued to prevent dilution resulting from stock splits, stock distributions or similar transactions.

(3)	Covers shares of Common Stock issuable under the Sterling Check Corp. 2021 Employee Stock Purchase Plan (the “ESPP”).
(4)	Covers shares of Common Stock issuable upon exercise of options that have been granted under the Sterling Ultimate Parent Corp. 2015 Long-Term Equity Incentive Plan (the “2015 LTIP”).
(5)

Pursuant to Rule 457 of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee and are based on a price of $22.00 per share of Common Stock, which is the proposed maximum offering price per share of Common Stock for the Registrant’s initial public offering of Common Stock pursuant to the Registrant’s registration statement on Form S-1 (File No. 333-259113).

(6)

Estimated in accordance with Rule 457 solely for the purpose of calculating the registration fee on the basis of $9.73 per share, the weighted-average exercise price of stock options outstanding under the 2015 LTIP as of the date of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Sterling Check Corp. 2021 Omnibus Incentive Plan, the Sterling Check Corp. 2021 Employee Stock Purchase Plan and the Sterling Ultimate Parent Corp. 2015 Long-Term Equity Incentive Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)

The Registrant’s preliminary prospectus filed under the Securities Act as Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-259113) on September 13, 2021), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(b)

The description of the Registrant’s common stock, which is registered under Section 12 of the Exchange Act, contained in the Registration Statement on Form 8-A filed with the Commission on September  22, 2021, which incorporates by reference the description of the common stock contained in Amendment No.  1 to the Registrant’s Registration Statement on Form S-1 (No. 333-259113) filed with the Commission on September 13, 2021, as amended, including any amendment or report filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Registrant’s amended and restated certificate of incorporation will contain a provision which eliminates directors’ personal liability as set forth above.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws will provide in effect that the Registrant shall indemnify its directors and officers to the extent permitted by the Delaware law. Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its directors, officers, employees, and agents in certain circumstances. Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 further provides that to the extent that a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; that the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) of Section 145 is proper because the director, officer, employee or agent has met the applicable standard of conduct under such subsections shall be made by (1) a majority vote of the directors who are not parties to such action, suit or proceeding (or a committee of such directors designated by majority vote of such directors), even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

The right to indemnification to be conferred by the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws will also include the right to be paid the expenses (including attorneys’ fees) incurred by a present or former director or officer in defending any civil, criminal, administrative, or investigative action, suit, or proceeding in advance of its final disposition, provided, however, that if the Delaware law requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer shall be made only upon delivery to the Registrant of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under the Registrant’s amended and restated certificate of incorporation, amended and restated bylaws, or otherwise.

In addition, the Registrant intends to enter into indemnification agreements with each of its directors and certain of its officers, a form of which was filed as an exhibit to the Registrant’s registration statement on Form S-1 (Registration No. 333-259113) filed with the Commission on August 27, 2021. These agreements require the Registrant to indemnify such persons to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any action, suit, or proceeding against them as to which they could be indemnified.

The Registrant has in effect insurance policies for general officers’ and directors’ liability insurance covering all of its officers and directors.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document

4.1	Form of Amended and Restated Certificate of Incorporation of Sterling Check Corp. (incorporated by reference to Exhibit 3.1 filed with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-259113) filed with the Commission on September 13, 2021)

4.2	Form of Amended and Restated Bylaws of Sterling Check Corp. (incorporated by reference to Exhibit 3.2 filed with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-259113) filed with the Commission on September 13, 2021)

4.3	Sterling Check Corp. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.12 filed with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-259113) filed with the Commission on September 13, 2021)

4.4	Sterling Check Corp. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.13 filed with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-259113) filed with the Commission on September 13, 2021)

4.5	Sterling Ultimate Parent Corp. 2015 Long-Term Equity Incentive Plan (incorporated by reference to Exhibit 10.14 filed with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-259113) filed with the Commission on August 27, 2021)

4.6	First Amendment to the Sterling Ultimate Parent Corp. 2015 Long-Term Equity Incentive Plan (incorporated by reference to Exhibit 10.15 filed with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-259113) filed with the Commission on August 27, 2021)

4.7	Second Amendment to the Sterling Ultimate Parent Corp. 2015 Long-Term Equity Incentive Plan (incorporated by reference to Exhibit 10.16 filed with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-259113) filed with the Commission on August 27, 2021)

4.8	Restricted Stock Grant Notice and Restricted Stock Agreement - US Senior Executive IPO Form, under the 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.17 filed with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-259113) filed with the Commission on August 27, 2021)

4.9	Nonqualified Stock Option Grant Notice and Nonqualified Stock Option Agreement -US Senior Executive IPO Form, under the 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.18 filed with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-259113) filed with the Commission on August 27, 2021)

4.10	Nonqualified Stock Option Grant Notice and Nonqualified Stock Option Agreement - Director IPO Form, under the 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.19 filed with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-259113) filed with the Commission on August 27, 2021)

4.11	Form of Performance Nonqualified Stock Option Agreement under the Sterling Ultimate Parent Corp. 2015 Long-Term Equity Incentive Plan (incorporated by reference to Exhibit 10.20 filed with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-259113) filed with the Commission on August 27, 2021)
4.12	Form of Time-Vesting Nonqualified Stock Option Agreement under the Sterling Ultimate Parent Corp. 2015 Long-Term Equity Incentive Plan (incorporated by reference to Exhibit 10.21 filed with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-259113) filed with the Commission on August 27, 2021)

4.13	Form of Letter Agreement Amending Options under the Sterling Ultimate Parent Corp. 2015 Long-Term Equity Incentive Plan (incorporated by reference to Exhibit 10.22 filed with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-259113) filed with the Commission on August 27, 2021)

5.1*	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included as part of Exhibit 5.1)

24.1*	Power of Attorney (included in the signature pages to this Registration Statement)

99.1*	Consent of Arthur J. Rubado III

*	Filed herewith

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 22nd day of September, 2021.

Sterling Check Corp.

By:	/s/ Joshua Peirez
Name: Joshua Peirez
Title: Chief Executive Officer & Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned directors and officers of Sterling Check Corp. hereby constitute and appoint Joshua Peirez, Peter Walker, and Steven L. Barnett and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including post effective amendments to the Registration Statement, with all exhibits thereto, and all other documents in connection therewith to be filed with the SEC, granting unto said attorneys–in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereto.

Pursuant to the requirements of the Securities Act, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Joshua Peirez	Chief Executive Officer & Director (principal executive officer)	September 22, 2021
Joshua Peirez

/s/ Peter Walker	Executive Vice President & Chief Financial Officer (principal financial officer)	September 22, 2021
Peter Walker

/s/ Theresa Neri Strong	Chief Accounting Officer	September 22, 2021
Theresa Neri Strong	(principal accounting officer)

/s/ Michael Grebe	Chairman of the Board of Directors and Director	September 22, 2021
Michael Grebe

/s/ William Chen	Director	September 22, 2021
William Chen

/s/ Christopher Crampton	Director	September 22, 2021
Christopher Crampton

/s/ William Greenblatt	Director	September 22, 2021
William Greenblatt

/s/ Mark Jennings	Director	September 22, 2021
Mark Jennings

/s/ Adrian Jones	Director	September 22, 2021
Adrian Jones

/s/ Mohit Kapoor	Director	September 22, 2021
Mohit Kapoor

/s/ Jill Larsen	Director	September 22, 2021
Jill Larsen

/s/ Lewis Frederick Sutherland	Director	September 22, 2021
Lewis Frederick Sutherland